                                                                    EXHIBIT 10.3
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                  First Amendment to the Amended and Restated

                             Employment Agreement

                                      of

                                 Anthony Silva


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     This FIRST AMENDMENT TO THE AMENDED AND RESTATED EMPLOYMENT AGREEMENT OF ANTHONY SILVA ("Amendment") is made by and between KAISER VENTURES INC. ("Kaiser") and ANTHONY SILVA ("Employee") as of April 11, 2001.

                                   Recitals

     A. Employee is currently employed by Kaiser pursuant to that certain Amended and Restated Employment Agreement between Kaiser and Employee dated as of September 19, 2000 (the "Employment Agreement").

     B. Under the terms of the Employment Agreement, Employee is entitled to the payment of certain compensation as measured by a fixed percentage or a percentage based upon the average percentage bonus paid to Employee over the prior of five years (or such other shorter period of time that Employee has been an executive officer of the Company) from the date of the percentage determination.

     C. Kaiser has made the determination to terminate its existing annual executive bonus program as generally described in Paragraph 4.a. of the Employment Agreement. Accordingly, the applicable bonus percentage shall be a fixed percentage for purposes of the Employment Agreement.

     D. Effective April 1, 2001, Employee began to provide services on a part time basis to Integrated Water Resources, Inc. ("IWR") pursuant to that certain Consulting Agreement between Kaiser and IWR dated effective April 1, 2001. As a result of this work on behalf of IWR, Employee and Kaiser have agreed to modify Employee's participation in the Kaiser Long Term Incentive Plan ("TIP") as provided herein.

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Kaiser and Employee agree as follows:

     1. Recitals. The Recitals set forth above are true and correct and are incorporated herein by this reference.

     2. Discontinuance of Annual Performance Bonus Described in Paragraph 4.a. Employee acknowledges that the Company has discontinued its historical annual performance bonus program applicable to all executive officers for calendar years beginning in 2001. Employee acknowledges and agrees that any future bonus shall be in the total discretion of the Board of the Directors of Kaiser, except for: (i) any bonus pursuant to the long term Transaction Incentive Plan described in Paragraph 4.b.; and (ii) any bonus described in Paragraph 12.

     3. Amendment of Paragraph 8. The following sentence in Paragraph 8 is hereby deleted: "Employee's anticipated bonus shall be calculated by multiplying Employee's average percentage bonus paid over the prior five years by Employee's then annual base salary." and the following sentence substituted therefore: "Employee's anticipated bonus shall be calculated based upon the performance bonus, if one is paid to his peers for the year of Employee's death by Board of Directors action, assuming that he would have received a bonus relatively equal to the amount received by his peers."

     4. Amendment of Paragraph 12.a. Paragraph 12.a. is hereby deleted in its entirety and a new Paragraph 12.a. as follows is substituted therefore:

          a. if the termination is effective after March 31 of any year, an amount equal to the pro rata portion of the annual performance bonus, if any, that Employee would have been eligible to earn for the year of termination based upon the performance bonus, if one is paid to his peers for the year of termination by Board of Directors action, assuming he would have received a bonus relatively equal to the amount received by his peers.

     5. Amendment of Paragraph 12.c. Paragraph 12.c. is hereby amended by the deletion of such paragraph in its entirety and substituting therefor the following new Paragraph 12.c.:

          c. the amount that results from multiplying 46.7% by the greater of Employee's then current annual base salary or his base salary in effect as of the date of this Amendment (this represents an amount equal to one year's average annual bonus paid over the five (5) years prior to and including the final annual bonus for the year 2000 (or such lesser period of time during which Employee was eligible to receive a bonus) paid under Kaiser's executive annual bonus program).

     6. Deletion in Paragraph 12. Paragraph 12 is hereby further amended by the deletion of the second to the last paragraph (the penultimate paragraph) of Paragraph 12 and no new paragraph is substituted therefor.

     7. Modification of TIP Participation. Employee and Kaiser agree that the number of participation points that Employee accrues in the TIP as set forth in
Schedule 1 to the TIP shall be reduced by forty percent (40%) commending the first business day following the effective date of a sale, restructuring, liquidation, or merger of Kaiser or other similar alternative which is expected to occur in 2001 (collectively a "Transaction"). Accordingly, the participate points of Employee shall be reduced to 7.2 from 12 commencing the first business day following the effective date of a Transaction, and shall thereafter continue to accrue in such amount in accordance with the terms of the TIP until termination of Employee's employment with Kaiser. No participation points accrued prior to a Transaction, shall be reduced. The agreement reflected in this Paragraph 3 shall be deemed to be an amendment to Employee's participation in the TIP as set forth in Schedule 1 of the TIP. Employee's participation in the TIP is not modified or amended in any respect except as expressly provided in this Paragraph 3. In addition, this Paragraph 3 shall not be deemed to modify Kaiser's ability to terminate Employee at any time in accordance with the terms of the Employment Agreement.

     8. Ratification of Employment Agreement as Amended. The Employment Agreement is not amended in any respect except as expressly provided herein, and the Employment Agreement as amended by this Amendment is hereby ratified and approved in all respects.

     9. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of California.

     IN WITNESS WHEREOF, the parties hereto have executed this Amendment to the Employment Agreement to be effective as of the day and year first written above.

"Employee"                            "Kaiser"
Anthony Silva                         Kaiser Ventures Inc.



By: /s/ Anthony Silva                 By: /s/ Richard E. Stoddard
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    Anthony Silva                          Richard E. Stoddard
                                           Chairman of the Board, Chief
                                            Executive Officer and President



                                      By: /s/ Todd G. Cole
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                                           Todd G. Cole, Chairman
                                           Human Relations Committee